Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Joey Agree

Chief Executive Officer

(248) 737-4190

AGREE REALTY CORPORATION ANNOUNCES THE PROMOTION
AND ADDITION OF KEY EXECUTIVES

BLOOMFIELD HILLS, MI (November 12, 2015) - Agree Realty Corporation (NYSE: ADC) (the “Company”) announced today that the Company has promoted Laith Hermiz to Chief Operating Officer. Mr. Hermiz has been an integral member of the Company’s Leadership Team since 2010 and his responsibilities have included the implementation and direction of development and redevelopment activities, dispositions, and long-term asset management strategies.

The Company has also announced Daniel Ravid has joined the Company as Chief Administrative Officer and Treasurer. Mr. Ravid has 26 years of experience in business management, strategy, accounting, finance, and compliance and has held various executive management roles in high-growth middle market companies, as well as positions at FTI Consulting and Pricewaterhouse Coopers. He has been working with the Company on a consulting basis over the course of the last two years. He will oversee the Company’s accounting, treasury, and human resources activities. Mr. Ravid has an MBA from the University of Michigan and is a Certified Public Accountant.

“I am extremely pleased to be able to make both of these announcements today. Laith and Dan are first-class executives with tremendous leadership and managerial experience. Laith has been a key part of our Company’s success since he joined in 2010 and his efforts, sacrifice, and ownership-mentality personify the culture of our organization,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “Dan has been supporting our team in the construction of our internal platforms for over two years and we are excited to have him join our organization in this new position as we look to continue to build upon our recent success.”

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the acquisition and development of properties net leased to industry leading retail tenants. As of September 30, 2015, the Company owned and operated a portfolio of 264 properties, located in 41 states and containing approximately 4.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”.